EXHIBIT 10.36

TERMS OF SALARY COMPENSATION DAVID R. KOOS

David Koos is not party to an executed employment agreement. From April of 2010 to April4, 2011 Entest Biomedical, Inc.  had agreed to compensate David Koos $25,000 per month for his services, exclusive of any bonuses or benefits. From April 4, 2011 to the date of this document Entest Biomedical, Inc.  had agreed to compensate David Koos $10,000 per month for his services, exclusive of any bonuses or benefits.